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EXHIBIT 99.5(h)

Transfer and Assumption Agreement - Greenwich Street Advisors
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                                    Form of
                           TRANSFER AND ASSUMPTION OF
                         PORTFOLIO MANAGEMENT AGREEMENT

                                      for
                              PACIFIC SELECT FUND

     TRANSFER AND ASSUMPTION OF PORTFOLIO MANAGEMENT AGREEMENT, made as of the 31st day of December, 1994, by and among Pacific Mutual Life Insurance Company ("Adviser"), a California corporation, Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, Mutual Management Corp. ("MMC"), on behalf of its Greenwich Street Advisors Division, a New York corporation, and Smith Barney Mutual Funds Management Inc. ("SBMFM"), on behalf of its Greenwich Street Advisors Division, a Delaware corporation.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Fund currently offers multiple series, two of which are designated as the Equity Series and the Bond and Income Series, such Series together with any other series subsequently established by the Fund, with respect to which the Fund and Adviser desire to retain SBMFM to render investment advisory services hereunder, and with respect to which SBMFM is willing to do so, being herein collectively referred to also as the "Series"; and

     WHEREAS, the Fund, Adviser, and MMC entered into a Portfolio Management Agreement on December 5, 1994, under which MMC serves as the portfolio manager (the "Portfolio Manager") for Series of the Fund; and

     WHEREAS, MMC desires that its interest, rights, responsibilities and obligations in and under the Portfolio Management Agreement be transferred to SBMFM and SBMFM desires to assume MMC's interest, rights, responsibilities and obligations in and under the Portfolio Management Agreement; and

     WHEREAS, this Agreement does not result in a change of actual control or management of the Portfolio Manager to the Series and, therefore, is not an "assignment" as defined in Section 2(a)(4) of the Act nor an "assignment" for the purposes of Section 15(a)(4) of the Act.

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Assignment.  Effective as of December 31, 1994 (the "Effective Date"),
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MMC  hereby transfers to SBMFM all of  MMC's interest, rights, responsibilities and obligations in and under the Portfolio Management Agreement dated December 5, 1994, to which MMC is a party with the Fund and adviser.
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     2.   Assumption and Performance of Duties.  As of the Effective Date, SBMFM
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hereby accepts all of  MMC's interest and rights, and assumes and agrees to perform all of MMC's responsibilities and obligations in and under the Portfolio Management Agreement; SBMFM agrees to subject to all of the terms and conditions of said Agreement; and SBMFM shall indemnify and hold harmless MMC from any claim or demand made thereunder arising or incurred after the Effective Date.

     3.   Representation of SBMFM.  SBMFM represents and warrants that:  (1) it
          -----------------------
is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and (2) Smith Barney Holdings Inc. is its sole shareholder.

     4.   Consent.  The Fund and Adviser hereby consent to this transfer by MMC
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to SBMFM of MMC's interest, rights, responsibilities and obligations in and under the Portfolio Management Agreement and to the acceptance and assumption by SBMFM of the same. The Fund and the Adviser agree, subject to the terms and conditions of said Agreement, to look solely to SBMFM for the performance of the Portfolio Manager's responsibilities and obligations under said Agreement from and after the Effective Date, and to recognize as inuring solely to SBMFM the interest and rights heretofore held by MMC thereunder.

     5.   Limitation of Liability of Trustees, Officers, and Shareholders.  It
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is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Fund, personally, but shall bind assets and trust property of the Fund as provided in the Declaration of Trust of the Fund. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by the President of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them, personally, but shall bind assets and trust property of the Fund as provided in its Declaration of Trust.

     6.   Counterparts.  This Agreement may be signed in any number of
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counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers hereunto duly attested.
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Attest:                                 PACIFIC SELECT FUND

/s/ DIANE N. LEDGER                     By: /s/ TC SUTTON
Diane N. Ledger                              Thomas C. Sutton
                                             Chairman and Chief Executive
                                              Officer
Attest:


/s/ DIANE N. LEDGER                     By: /s/ GLENN S. SCHAFER
Diane N. Ledger                              Glenn S. Schafer
                                             Chief Financial Officer


Attest:                                 MUTUAL MANAGEMENT CORP.


/s/ NANCY W. LeDONNE                    By: /s/ STEPHEN TREADWAY
Nancy W. LeDonne                             Stephen Treadway
                                        Title:  Chairman and Chief Executive
                                                Officer


Attest:                                 SMITH BARNEY MUTUAL FUNDS
                                        MANAGEMENT INC.


/s/ NANCY W. LeDONNE                    By: /s/ STEPHEN TREADWAY
Nancy W. LeDonne                             Stephen Treadway
                                        Title:  Chairman and Chief Executive
                                                Officer